Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7893	206-318-8953
jdegrand@starbucks.com	voneil@starbucks.com
Starbucks Reports Record Second Quarter Fiscal 2007 Results
Reaffirms Fiscal 2007 EPS Target of $0.87 to $0.89 per Share
Announces Additional Stock Repurchase Authorization of 25 Million Shares

SEATTLE; May 3, 2007 — Starbucks Corporation (NASDAQ: SBUX) today announced financial results for its fiscal second quarter ended April 1, 2007.
Fiscal Second Quarter 2007 Highlights:
•	Consolidated net revenues of $2.3 billion, an increase of 20 percent

•	Net earnings of $151 million, an increase of 18 percent

•	Net earnings per share of $0.19, compared to $0.16 per share, an increase of 19 percent

•	560 retail store openings

•	Comparable store sales growth of four percent, versus most difficult quarterly comparison this year

•	International segment revenue increased by 30 percent
“We are pleased with the strength of our business — reflected by solid revenue growth and the opening of 560 new stores during the quarter,” said Jim Donald, Starbucks president and ceo. “We continue to build a solid global foundation, which will enable us to execute our strategy and realize the tremendous growth opportunities available to Starbucks. We remain committed to and believe we are well-positioned to continue building shareholder value.”
Michael Casey, Starbucks chief financial officer, commented, “During the second quarter, we demonstrated our ability to deliver solid performance and effectively manage our operations despite difficult comparisons and a more challenging cost environment this year. As a result, we recorded operating margin that was comparable to last year’s record second-quarter performance while continuing to substantially expand our business.”
Consolidated Financials and Operating Summary
Company-operated retail revenues increased 20 percent to $1.9 billion for the 13 weeks ended April 1, 2007, from $1.6 billion for the same period in fiscal 2006. The increase was primarily attributable to the opening of 1,279 new Company-operated retail stores in the last 12 months and comparable store sales growth of four percent for the quarter. The increase in comparable store sales was due to a three percent increase in the average value per transaction and a one percent increase in the number of customer transactions.
— more —

— page 2 —
Specialty revenues increased 16 percent to $333 million for the 13 weeks ended April 1, 2007, compared to $286 million for the corresponding period of fiscal 2006. Licensing revenues increased 16 percent to $235 million primarily due to higher product sales and royalty revenues from the opening of 1,224 new licensed retail stores in the last 12 months. Foodservice and other revenues increased 17 percent to $98 million primarily due to growth in new and existing accounts in the U.S. foodservice business.
Cost of sales including occupancy costs increased to 41.9 percent of total net revenues for the 13 weeks ended April 1, 2007, compared to 40.3 percent in the corresponding 13-week period of fiscal 2006. This increase was primarily due to a shift in sales to higher cost products, increased distribution costs due to the Company’s expanding store base and food programs, and higher rent expense attributed to growth in higher priced real estate markets.
Store operating expenses as a percentage of Company-operated retail revenues decreased to 40.6 percent for the 13 weeks ended April 1, 2007, from 41.6 percent for the corresponding period of fiscal 2006. This decrease was primarily due to higher provisions for incentive compensation in the prior year due to exceptionally strong performance.
Other operating expenses (expenses associated with the Company’s specialty operations) increased to 22.7 percent of total specialty revenues for the 13 weeks ended April 1, 2007, compared to 22.3 percent in the corresponding period of fiscal 2006. The increase was primarily due to higher marketing costs related to expansion of ready-to-drink coffee beverages in the Asia-Pacific region.
Depreciation and amortization expenses increased to $113 million for the 13 weeks ended April 1, 2007, compared to $95 million for the corresponding period of fiscal 2006. The increase was primarily due to the opening of 1,279 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses were 5.0 percent for both periods.
General and administrative expenses increased to $126 million for the 13 weeks ended April 1, 2007, compared to $120 million for the corresponding period of fiscal 2006. The increase was primarily due to higher payroll-related expenditures and professional fees in support of continued global growth, partially offset by lower provisions for incentive compensation due to exceptional performance in the prior year. As a percentage of total net revenues, general and administrative expenses decreased to 5.6 percent for the 13 weeks ended April 1, 2007, from 6.3 percent for the corresponding period of fiscal 2006.
Income from equity investees increased 31 percent to $26 million for the 13 weeks ended April 1, 2007, compared to $20 million for the corresponding period of fiscal 2006. The increase was primarily from the North American Coffee Partnership, which produces ready-to-drink beverages, including Starbucks bottled Frappuccino® coffee drinks and Starbucks DoubleShot® espresso drinks, and higher equity income from international investees.
— more —

— page 3 —
Operating income increased 19 percent to $241 million for the 13 weeks ended April 1, 2007, compared to $202 million for the corresponding period of fiscal 2006. Operating margin was 10.7 percent of total net revenues for both the 13 weeks ended April 1, 2007 and April 2, 2006. For the 13 weeks ended April 1, 2007, higher cost of sales including occupancy costs were offset by lower store operating expenses and lower general and administrative expenses as a percentage of total net revenues.
Interest and other income, net, decreased to expense of $0.6 million for the 13 weeks ended April 1, 2007, compared to income of $3.1 million for the corresponding period of fiscal 2006, primarily due to higher borrowings and higher interest rates on the Company’s revolving credit facility.
Income taxes for the 13 weeks ended April 1, 2007 resulted in an effective tax rate of 37.2 percent, compared to 37.9 percent for the corresponding period of fiscal 2006.
Net earnings for the 13 weeks ended April 1, 2007 increased 18 percent to $151 million from $127 million for the same period in fiscal 2006. Earnings per share increased by 19 percent to $0.19 for the 13 weeks ended April 1, 2007, compared to $0.16 per share for the comparable period in fiscal 2006.
– more —

— page 4 —
STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	April 1,	April 2,	%	April 1,	April 2,
	2007	2006	Change	2007	2006

	(in thousands, except per share data)
				As a % of total net revenues

Net revenues:

Company-operated retail	$1,922,705	$1,599,844	20.2%	85.2%	84.8%
Specialty:
Licensing	234,807	202,354	16.0	10.4	10.7
Foodservice and other	98,082	83,624	17.3	4.4	4.5

Total specialty	332,889	285,978	16.4	14.8	15.2

Total net revenues	2,255,594	1,885,822	19.6	100.0	100.0

Cost of sales including occupancy costs	944,746	760,873		41.9	40.3
Store operating expenses (a)	780,985	665,273		34.6	35.4
Other operating expenses (b)	75,661	63,648		3.4	3.4
Depreciation and amortization expenses	113,385	94,508		5.0	5.0
General and administrative expenses	126,104	119,611		5.6	6.3

Subtotal operating expenses	2,040,881	1,703,913	19.8	90.5	90.4

Income from equity investees	26,261	19,985		1.2	1.1

Operating income	240,974	201,894	19.4	10.7	10.7

Interest and other income, net	(592)	3,063		0.0	0.2

Earnings before income taxes	240,382	204,957	17.3	10.7	10.9

Income taxes(c)	89,542	77,641		4.0	4.1

Net earnings	$150,840	$127,316	18.5%	6.7%	6.8%

Net earnings per common share — diluted	$0.19	$0.16

Weighted avg. shares outstanding — diluted	774,055	794,613

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 40.6 percent for the 13 weeks ended April 1, 2007, and 41.6 percent for the 13 weeks ended April 2, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 22.7 percent for the 13 weeks ended April 1, 2007, and 22.3 percent for the 13 weeks ended April 2, 2006.

(c)	The effective tax rates were 37.2 percent for the 13 weeks ended April 1, 2007, and 37.9 percent for the 13 weeks ended April 2, 2006.
— more —

— page 5 —

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	26 Weeks Ended			26 Weeks Ended
	April 1,	April 2,	%	April 1,	April 2,
	2007	2006	Change	2007	2006

	(in thousands, except per share data)
				As a % of total net revenues

Net revenues:

Company-operated retail	$3,929,516	$3,227,827	21.7%	85.2%	84.5%
Specialty:
Licensing	488,729	421,504	15.9	10.6	11.0
Foodservice and other	193,072	170,583	13.2	4.2	4.5

Total specialty	681,801	592,087	15.2	14.8	15.5

Total net revenues	4,611,317	3,819,914	20.7	100.0	100.0

Cost of sales including occupancy costs	1,929,569	1,538,911		41.8	40.3
Store operating expenses (a)	1,552,952	1,287,439		33.7	33.6
Other operating expenses (b)	148,199	122,796		3.3	3.2
Depreciation and amortization expenses	223,581	185,796		4.8	4.9
General and administrative expenses	241,332	242,936		5.2	6.4

Subtotal operating expenses	4,095,633	3,377,878	21.2	88.8	88.4

Income from equity investees	45,014	39,705		1.0	1.0

Operating income	560,698	481,741	16.4	12.2	12.6

Interest and other income, net	5,847	3,411		0.1	0.1

Earnings before income taxes	566,545	485,152	16.8	12.3	12.7

Income taxes(c)	210,753	183,680		4.6	4.8

Net earnings	$355,792	$301,472	18.0%	7.7%	7.9%

Net earnings per common share — diluted	$0.46	$0.38

Weighted avg. shares outstanding — diluted	778,450	793,936

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 39.5 percent for the 26 weeks ended April 1, 2007, and 39.9 percent for the 26 weeks ended April 2, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 21.7 percent for the 26 weeks ended April 1, 2007, and 20.7 percent for the 26 weeks ended April 2, 2006.

(c)	The effective tax rates were 37.2 percent for the 26 weeks ended April 1, 2007, and 37.9 percent for the 26 weeks ended April 2, 2006.
-– more —

— page 6 —
Segment Results
The tables below present reportable segment results net of intersegment eliminations for the 13 and 26 weeks ended April 1, 2007 (in thousands):
United States

	April 1,	April 2,	%	April 1,	April 2,
	2007	2006	Change	2007	2006

13 Weeks Ended				As a % of U.S. total net revenues

Net revenues:
Company-operated retail	$1,595,389	$1,351,563	18.0%	89.2%	89.5%
Specialty:
Licensing	104,790	81,451	28.7	5.8	5.4
Foodservice and other	89,251	76,584	16.5	5.0	5.1

Total specialty	194,041	158,035	22.8	10.8	10.5

Total net revenues	1,789,430	1,509,598	18.5	100.0	100.0

Cost of sales including occupancy costs	707,957	569,264		39.6	37.7
Store operating expenses (a)	653,791	568,088		36.5	37.6
Other operating expenses (b)	52,020	48,109		2.9	3.2
Depreciation and amortization expenses	84,429	69,534		4.7	4.6
General and administrative expenses	23,651	23,587		1.3	1.6

Subtotal operating expenses	1,521,848	1,278,582	19.0	85.0	84.7

Income from equity investees	—	27		0.0	0.0

Operating income	$267,582	$231,043	15.8%	15.0%	15.3%

26 Weeks Ended
Net revenues:
Company-operated retail	$3,255,652	$2,722,250	19.6%	89.2%	89.1%
Specialty:
Licensing	218,099	177,734	22.7	6.0	5.8
Foodservice and other	175,578	156,955	11.9	4.8	5.1

Total specialty	393,677	334,689	17.6	10.8	10.9

Total net revenues	3,649,329	3,056,939	19.4	100.0	100.0

Cost of sales including occupancy costs	1,439,078	1,156,710		39.4	37.8
Store operating expenses (c)	1,302,168	1,096,863		35.7	35.9
Other operating expenses (d)	104,145	92,216		2.9	3.0
Depreciation and amortization expenses	165,792	137,218		4.5	4.5
General and administrative expenses	45,410	45,120		1.3	1.5

Subtotal operating expenses	3,056,593	2,528,127	20.9	83.8	82.7

Income from equity investees	—	151		0.0	0.0

Operating income	$592,736	$528,963	12.1%	16.2%	17.3%

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 41.0% for the 13 weeks ended April 1, 2007, and 42.0% for the 13 weeks ended April 2, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 26.8% for the 13 weeks ended April 1, 2007, and 30.4% for the 13 weeks ended April 2, 2006.

(c)	As a percentage of related Company-operated retail revenues, store operating expenses were 40.0% for the 26 weeks ended April 1, 2007, and 40.3% for the 26 weeks ended April 2, 2006.

(d)	As a percentage of related total specialty revenues, other operating expenses were 26.5% for the 26 weeks ended April 1, 2007, and 27.6% for the 26 weeks ended April 2, 2006.
— more —

— page 7 —
United States total net revenues increased by $280 million, or 19 percent, to $1.8 billion for the 13 weeks ended April 1, 2007, compared to $1.5 billion for the corresponding period of fiscal 2006. United States Company-operated retail revenues increased by $244 million, or 18 percent, to $1.6 billion, primarily due to the opening of 1,042 new Company-operated retail stores in the last 12 months and comparable store sales growth of three percent for the quarter resulting from a three percent increase in the average value per transaction.
Total United States specialty revenues increased by $36 million, or 23 percent, to $194 million for the 13 weeks ended April 1, 2007, compared to $158 million in the corresponding period of fiscal 2006. United States licensing revenues increased 29 percent to $105 million from $81 million in fiscal 2006 primarily due to higher product sales and royalty revenues as a result of opening 768 new licensed retail stores in the last 12 months. United States foodservice and other revenues increased by 17 percent to $89 million, from $77 million in fiscal 2006, primarily due to growth in new and existing foodservice accounts.
United States operating income increased by 16 percent to $268 million for the 13 weeks ended April 1, 2007, from $231 million for the same period in fiscal 2006. Operating margin decreased to 15.0 percent of related revenues from a record second quarter high of 15.3 percent in the corresponding period of fiscal 2006. The decrease was due to higher cost of sales including occupancy costs, primarily due to a shift in sales to higher cost products such as food and merchandise, higher rent expenses, and increased distribution costs due to expansion of the Company’s store base and food programs. Partially offsetting this was lower store operating expenses as a percentage of total net revenues, primarily resulting from higher provisions for incentive compensation in the prior year due to exceptionally strong performance.
— more —

— page 8 —
International

	April 1,	April 2,	%	April 1,	April 2,
	2007	2006	Change	2007	2006

13 Weeks Ended				As a % of International total net revenues

Net revenues:
Company-operated retail	$327,316	$248,281	31.8%	84.5%	83.3%
Specialty:
Licensing	51,205	42,725	19.8	13.2	14.3
Foodservice and other	8,831	7,040	25.4	2.3	2.4

Total specialty	60,036	49,765	20.6	15.5	16.7

Total net revenues	387,352	298,046	30.0	100.0	100.0

Cost of sales including occupancy costs	189,184	144,816		48.8	48.6
Store operating expenses (a)	127,194	97,185		32.9	32.6
Other operating expenses (b)	16,769	11,376		4.3	3.8
Depreciation and amortization expenses	20,649	16,286		5.3	5.5
General and administrative expenses	25,342	18,184		6.5	6.1

Subtotal operating expenses	379,138	287,847	31.7	97.8	96.6

Income from equity investees	12,916	9,125		3.3	3.1

Operating income	$21,130	$19,324	9.3%	5.5%	6.5%

26 Weeks Ended
Net revenues:
Company-operated retail	$673,864	$505,577	33.3%	85.0%	83.7%
Specialty:
Licensing	101,069	85,034	18.9	12.8	14.1
Foodservice and other	17,494	13,628	28.4	2.2	2.2

Total specialty	118,563	98,662	20.2	15.0	16.3

Total net revenues	792,427	604,239	31.1	100.0	100.0

Cost of sales including occupancy costs	389,295	290,244		49.1	48.0
Store operating expenses (c)	250,784	190,576		31.7	31.6
Other operating expenses (d)	30,918	21,816		3.9	3.6
Depreciation and amortization expenses	41,114	31,295		5.2	5.2
General and administrative expenses	47,053	34,371		5.9	5.7

Subtotal operating expenses	759,164	568,302	33.6	95.8	94.1

Income from equity investees	20,940	16,903		2.6	2.8

Operating income	$54,203	$52,840	2.6%	6.8%	8.7%

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 38.9% for the 13 weeks ended April 1, 2007, and 39.1% for the 13 weeks ended April 2, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 27.9% for the 13 weeks ended April 1, 2007, and 22.9% for the 13 weeks ended April 2, 2006.

(c)	As a percentage of related Company-operated retail revenues, store operating expenses were 37.2% for the 26 weeks ended April 1, 2007, and 37.7% for the 26 weeks ended April 2, 2006.

(d)	As a percentage of related total specialty revenues, other operating expenses were 26.1% for the 26 weeks ended April 1, 2007, and 22.1% for the 26 weeks ended April 2, 2006.
— more —

— page 9 —
International total net revenues increased by $89 million, or 30 percent, to $387 million for the 13 weeks ended April 1, 2007, compared to $298 million for the corresponding period of fiscal 2006. International Company-operated retail revenues increased by $79 million, or 32 percent, to $327 million, primarily due to the opening of 237 new Company-operated retail stores in the last 12 months, comparable store sales growth of seven percent for the quarter and favorable foreign currency exchange for the British pound sterling. The increase in comparable store sales resulted from a five percent increase in the number of customer transactions coupled with a two percent increase in the average value per transaction.
Total International specialty revenues increased by $10 million, or 21 percent, to $60 million for the 13 weeks ended April 1, 2007, compared to $50 million in the corresponding period of fiscal 2006. The increase was primarily due to higher product sales and royalty revenues from opening 456 licensed retail stores in the last 12 months and growth in new and existing foodservice accounts.
International operating income increased by nine percent to $21 million for the 13 weeks ended April 1, 2007, compared to $19 million in the corresponding period of fiscal 2006. Operating margin decreased to 5.5 percent of related revenues from 6.5 percent in the corresponding period of fiscal 2006, primarily due to higher other operating expenses and general and administrative expenses as a percentage of total net revenues resulting from increased payroll-related expenditures to support continued rapid international store growth.
— more —

— page 10 —
Global Consumer Products Group (CPG)

	April 1,	April 2,	%	April 1,	April 2,
	2007	2006	Change	2007	2006

13 Weeks Ended				As a % of CPG total net revenues

Net revenues:
Specialty:
Licensing	$78,812	$78,178	0.8%	100.0%	100.0%

Total specialty	78,812	78,178	0.8	100.0	100.0

Total net revenues	78,812	78,178	0.8	100.0	100.0

Cost of sales	47,605	46,793		60.4	59.9
Other operating expenses	6,872	4,163		8.7	5.3
Depreciation and amortization expenses	21	27		0.0	0.0

Subtotal operating expenses	54,498	50,983	6.9	69.1	65.2

Income from equity investees	13,345	10,833		16.9	13.8

Operating income	$37,659	$38,028	(1.0%)	47.8%	48.6%

26 Weeks Ended
Net revenues:
Specialty:
Licensing	$169,561	$158,736	6.8%	100.0%	100.0%

Total specialty	169,561	158,736	6.8	100.0	100.0

Total net revenues	169,561	158,736	6.8	100.0	100.0

Cost of sales	101,196	91,957		59.7	57.9
Other operating expenses	13,136	8,764		7.8	5.6
Depreciation and amortization expenses	43	61		0.0	0.0

Subtotal operating expenses	114,375	100,782	13.5	67.5	63.5

Income from equity investees	24,074	22,651		14.2	14.3

Operating income	$79,260	$80,605	(1.7%)	46.7%	50.8%

CPG total net revenues increased by $0.6 million, or one percent, to $79 million for the 13 weeks ended April 1, 2007, compared to $78 million for the corresponding period of fiscal 2006. The increase was primarily due to increased product sales and royalties in the International ready-to-drink business. Partially offsetting this was decreased shipments into the U.S. packaged coffee and tea distribution system, despite higher sales to grocery retailers, resulting in lower inventory levels throughout the system.
CPG operating income was $38 million for the 13 weeks ended April 1, 2007, relatively flat with the corresponding period of fiscal 2006. Operating margin decreased to 47.8 percent of related revenues, from 48.6 percent in fiscal 2006, primarily due to increased other operating expenses. The increase in other operating expenses was due to higher marketing expenditures to support continued international expansion of ready-to-drink beverages. Partially offsetting the increase in other operating expenses was higher income from equity investees, attributable to the ready-to-drink beverage business in the U.S.
— more —

- page 11 -
Unallocated Corporate

	April 1,	April 2,	%	April 1	April 2,
	2007	2006	Change	2007	2006

13 Weeks Ended				As a % of total net revenues

Depreciation and amortization expenses	$8,286	$8,661		0.4%	0.5%
General and administrative expenses	77,111	77,840		3.4	4.1

Operating loss	$(85,397)	$(86,501)	1.3%	(3.8%)	(4.6%)

26 Weeks Ended
Depreciation and amortization expenses	$16,632	$17,222		0.4%	0.4%
General and administrative expenses	148,869	163,445		3.2	4.3

Operating loss	$(165,501)	$(180,667)	8.4%	(3.6%)	(4.7%)

Unallocated corporate expenses decreased to $85 million for the 13 weeks ended April 1, 2007, compared to $87 million in the corresponding period of fiscal 2006. The decrease was primarily due to higher provisions for incentive compensation due to exceptional performance in the prior year. Total unallocated corporate expenses as a percentage of total net revenues decreased to 3.8 percent for the 13 weeks ended April 1, 2007, from 4.6 percent for the corresponding period of fiscal 2006.
— more —

— page 12 —
STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	April 1,	October 1,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$200,179	$312,606
Short-term investments — available-for-sale securities	77,872	87,542
Short-term investments — trading securities	65,780	53,496
Accounts receivable, net of allowances of $4,801 and $3,827, respectively	240,775	224,271
Inventories	578,877	636,222
Prepaid expenses and other current assets	124,957	126,874
Deferred income taxes, net	96,422	88,777

Total current assets	1,384,862	1,529,788

Long-term investments — available-for-sale securities	20,994	5,811
Equity and other investments	230,594	219,093
Property, plant and equipment, net	2,523,870	2,287,899
Other assets	228,128	186,917
Other intangible assets	39,942	37,955
Goodwill	208,485	161,478

TOTAL ASSETS	$4,636,875	$4,428,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$279,960	$340,937
Accrued compensation and related costs	301,050	288,963
Accrued occupancy costs	68,006	54,868
Accrued taxes	77,910	94,010
Short-term borrowings	847,000	700,000
Other accrued expenses	244,558	224,154
Deferred revenue	300,579	231,926
Current portion of long-term debt	769	762

Total current liabilities	2,119,832	1,935,620

Long-term debt	1,551	1,958
Other long-term liabilities	303,193	262,857

Total liabilities	2,424,576	2,200,435

Shareholders’ equity:
Common stock ($0.001 par value) — authorized, 1,200,000,000 shares; issued and outstanding, 746,057,192 and 756,602,055 shares, respectively, (includes 3,394,184 common stock units in both periods)	746	756
Other additional paid-in-capital	39,393	39,393
Retained earnings	2,121,783	2,151,084
Accumulated other comprehensive income	50,377	37,273

Total shareholders’ equity	2,212,299	2,228,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,636,875	$4,428,941

— more —

— page 13 —
STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	26 Weeks Ended
	April 1,	April 2,
	2007	2006
OPERATING ACTIVITIES:
Net earnings	$355,792	$301,472
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	235,481	198,633
Provision for impairments and asset disposals	13,500	9,153
Deferred income taxes, net	(37,162)	(57,131)
Equity in income of investees	(24,935)	(24,807)
Distributions from equity investees	32,360	16,393
Stock-based compensation	52,180	51,297
Tax benefit from exercise of stock options	4,982	520
Excess tax benefit from exercise of stock options	(46,347)	(54,872)
Net amortization of premium on securities	432	1,209
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	60,553	91,975
Accounts payable	(60,498)	8,270
Accrued compensation and related costs	10,161	50,099
Accrued taxes	27,168	76,716
Deferred revenue	68,832	58,250
Other operating assets and liabilities	45,320	34,815

Net cash provided by operating activities	737,819	761,992

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(177,292)	(356,681)
Maturity of available-for-sale securities	134,712	127,604
Sale of available-for-sale securities	36,897	154,250
Acquisitions, net of cash acquired	(47,304)	(90,219)
Net purchases of equity, other investments and other assets	(31,143)	(19,103)
Net additions to property, plant and equipment	(507,202)	(310,331)

Net cash used by investing activities	(591,332)	(494,480)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	108,202	91,618
Excess tax benefit from exercise of stock options	46,347	54,872
Net borrowings/(repayments) of revolving credit facility	147,000	(182,000)
Principal payments on long-term debt	(401)	(372)
Repurchase of common stock	(563,137)	(204,186)

Net cash used by financing activities	(261,989)	(240,068)
Effect of exchange rate changes on cash and cash equivalents	3,075	1,418

Net increase/(decrease) in cash and cash equivalents	(112,427)	28,862

CASH AND CASH EQUIVALENTS:
Beginning of period	312,606	173,809

End of the period	$200,179	$202,671

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$14,884	$4,444
Income taxes	$223,653	$167,286
— more —

— page 14 —
Fiscal Second Quarter 2007 Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period		26-week period		Stores open as of
	April 1,	April 2,	April 1,	April 2,	April 1,	April 2,
	2007	2006	2007	2006	2007	2006

United States:
Company-operated Stores(1)	271	157	553	321	6,281	5,239
Licensed Stores	142	132	365	330	3,533	2,765

	413	289	918	651	9,814	8,004

International:
Company-operated Stores (1)	42	54	118	114	1,553	1,316
Licensed Stores (1)	105	81	252	219	2,361	1,905

	147	135	370	333	3,914	3,221

Total	560	424	1,288	984	13,728	11,225

(1)	International store data has been adjusted for the acquisition of the Beijing operations by reclassifying historical information from Licensed Stores to Company-operated Stores. United States store data was also adjusted to align with the Hawaii operations segment change by reclassifying historical information from International Company-operated stores to the United States.
Company Updates
Starbucks has recently made the following announcements:
•	On May 1, 2007, Starbucks Board of Directors authorized the repurchase of up to 25 million shares of the Company’s common stock. This authorization is in addition to the 1.1 million shares that remained available for repurchase at May 1 under the previous authorization.

•	In early April, the Company announced the location of its fifth roasting plant, near Columbia, S.C. Construction on the approximately 150,000 square foot facility is scheduled to begin by the end of this year. Operations are expected to begin in early 2009.

•	On April 3, 2007, the Company named Peter Bocian as its executive vice president and chief financial officer designate, effective May 14, 2007. Effective October 1, 2007, the first day of the Company’s fiscal 2008, Bocian will succeed Michael Casey, executive vice president, chief financial officer and chief administrative officer who will transition into a senior advisory role after serving as Starbucks chief financial officer over the past 12 years.

•	In late March 2007, Starbucks established a commercial paper program, which allows the Company to issue unsecured commercial paper notes up to a maximum aggregate amount outstanding at any time of $1 billion. The program does not change Starbucks overall borrowing capacity, but rather serves as a cost effective alternative to the Company’s borrowings under its revolving credit facility.
— more —

— page 15—
Fiscal 2007 Targets
Looking ahead, Starbucks reaffirmed its fiscal 2007 targets:
•	The Company plans to open approximately 2,400 new stores on a global basis in fiscal 2007. In the United States, Starbucks plans to open approximately 1,000 Company-operated locations and 700 licensed locations. In International markets, Starbucks plans to open approximately 300 Company-operated stores and 400 licensed stores;

•	Starbucks is targeting total net revenue growth of approximately 20 percent for the full year and comparable store sales growth remains in the target range of three percent to seven percent; and,

•	The Company continues to target earnings per share in the range of $0.87 - $0.89 for fiscal 2007.
Conference Call
Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, Jim Donald, president and ceo, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 5:30 p.m. Pacific Time on Thursday, May 10, 2007, by calling 1-800-642-1687, reservation number 4132464. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Thursday, June 7, 2007, at the following URL: http://investor.starbucks.com.
The Company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the preceding pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2006, as amended by Amendment No.1 to Annual Report on Form 10-K/A filed on December 21, 2006, for additional information.
About Starbucks
Starbucks Coffee Company provides an uplifting experience that enriches people’s lives one moment, one human being, one extraordinary cup of coffee at a time. To share in the experience, visit www.starbucks.com.
Forward -Looking Statements
This release includes forward-looking statements about trends in or expectations regarding: store openings, comparable store sales, net revenue and earnings per share results. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 1, 2006. The Company assumes no obligation to update any of these forward-looking statements.
© 2007 Starbucks Coffee Company. All rights reserved.
###